TRAVELERS SERIES FUND INC.
                                10f-3 REPORT
                    November 1, 2002 through April 30, 2003


                    Trade                                        Purchase  %
of
Issuer                   Date      Selling Dealer           Amount

Price          Issue (1)

Van Kampen Enterprise Portfolio

Well Choice Inc. Corp.        11/7/02        CS First Boston
6,100      25.000	 0.34 (a)


Smith Barney Mid Cap Core Portfolio

Wellchoice Inc.               11/7/02        CS First Boston
880  	   25.000        0.34 (b)

Mercantile 		      12/5/02	     MSDW
540	   35.000	 0.21 (c)


  (1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.
       (a)  Includes purchases of $1,250,000 by other affiliated mutual funds.
       (b)  Includes purchases of $1,380,500 by other affiliated mutual funds.
       (c)  Includes purchases of $331,100 by other affiliated mutual funds.